SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

CARAUSTAR INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 7, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Caraustar Industries, Inc. The meeting will be held on Wednesday, May 7, 2003, at 10:00 A.M. at the Marietta Conference Center and Resort, 500 Powder Springs Street, Marietta, Georgia.

The primary business of the meeting will be the election of directors, consideration of a proposal to approve our new Long-Term Equity Incentive Plan and the ratification of the selection of our independent public accountants, as more fully explained in the enclosed proxy statement.

During the meeting, we will also report to you on the condition and performance of Caraustar and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to question management on matters that affect the interest of all shareholders.

We hope to see you on May 7, 2003. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest and support of Caraustar.

Sincerely yours,

CARAUSTAR INDUSTRIES, INC.

Russell M. Robinson, II	Thomas V. Brown
Chairman of the Board	President and Chief Executive Officer

PHONE         770    •    948    •     3101

P.O. BOX 115        •         AUSTELL, GA 30168-0115
3100 JOE JERKINS BOULEVARD        •         AUSTELL, GA 30106-3227

www.caraustar.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 7, 2003

The Annual Meeting of Shareholders of Caraustar Industries, Inc. (“Caraustar”) will be held on Wednesday, May 7, 2003, at 10:00 A.M., at the Marietta Conference Center and Resort, 500 Powder Springs Street, Marietta, Georgia for the following purposes:

1.	To elect three Class II directors to serve until the 2006 Annual Meeting of Shareholders.

2.	To consider and act on a proposal to approve a new Long-Term Equity Incentive Plan.

3.	To consider and act on a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants to audit the books of the Company and its subsidiaries for the year ending December 31, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 14, 2003, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Marinan R. Mays
Corporate Secretary and Manager,
Administrative Services

April 7, 2003

PLEASE COMPLETE AND RETURN THE ENCLOSED APPOINTMENT OF PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR APPOINTMENT OF PROXY AND VOTE YOUR OWN SHARES.

PROXY STATEMENT

       The following statement, first mailed on or about April 7, 2003, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Caraustar Industries, Inc. (the “Company”) of proxy appointment forms to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 7, 2003, at 10:00 A.M., at the Marietta Conference Center and Resort, 500 Powder Springs Street, Marietta, Georgia and at any adjournment or adjournments thereof.

      Please complete, date and sign the accompanying proxy appointment form and return it to ensure that your shares are voted at the meeting. You may revoke the appointment of proxy at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation or a properly executed appointment of proxy of a later date, or by attending the meeting and electing to vote in person. All shares represented by valid proxy appointment forms received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will vote in favor of the election to the Board of Directors of the three Class II director nominees named in this Proxy Statement, the approval of our new Long-Term Equity Incentive Plan and the proposal to ratify action taken by the Board of Directors in selecting Deloitte & Touche LLP as independent public accountants to audit the books of the Company and its subsidiaries for the year ending December 31, 2003.

      The Company will bear the entire cost of preparing this Proxy Statement and of soliciting the enclosed proxy appointment forms. We have retained Georgeson Shareholder of New York, New York to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $7,000 for its services, plus an amount equal to its expenses and disbursements. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxy appointment forms and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, either personally or by telephone, telegram or special letter.

      March 14, 2003 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only record holders of shares of the Company’s common stock, $.10 par value (the “Common Shares”) at the close of business on March 14, 2003 will be entitled to notice of and to vote at the meeting.

      The number of outstanding Common Shares entitled to vote as of the record date was 27,910,817. Each Common Share is entitled to one vote. In accordance with North Carolina law and the Company’s bylaws, a majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum for the election of directors, consideration of a new equity compensation plan and the ratification of the selection of accountants. Abstentions and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum.

      With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The proposals to consider our new Long-Term Equity Incentive Plan and to ratify the selection of auditors will each be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Thus, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these three proposals.

SHARE OWNERSHIP

      As of March 14, 2003, the only class of voting securities the Company had issued and outstanding was its Common Shares. On that date there were 27,910,817 Common Shares outstanding. The following table sets forth the names of, and the numbers and percentages of Common Shares beneficially owned as of March 14, 2003 by: (a) each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares; (b) each director and nominee; (c) each executive officer of the Company identified below in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group. A “beneficial owner” of Common Shares is a person who has either the voting or investment power, or both, alone or shared with others, over such Common Shares. Each of the individuals listed below possesses sole voting and investment power with respect to the Common Shares listed opposite his or her name, unless noted otherwise.

	Common Shares
	Beneficially Owned

Name and Address† of Beneficial Owner	Number(1)	Percent

Goldman Sachs Asset Management(2)	1,708,844	6.1%
32 Old Slip
New York, NY 10005

Dimensional Fund Advisors Inc.(3)	1,486,885	5.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Thomas V. Brown(4)	243,366	*

Jimmy A. Russell	171,121	*

Russell M. Robinson, II(5)	123,888	*

Ralph M. Holt, Jr.	99,054	*

James L. Walden	84,287	*

John R. Foster	47,536	*

Bob M. Prillaman	35,148	*

H. Lee Thrash, III(6)	33,791	*

Michael J. Keough(7)	25,500	*

James H. Hance, Jr.(8)	14,282	*

James E. Rogers	14,282	*

Dennis M. Love	8,753	*

Robert J. Clanin	5,191	*

Directors and executive officers as a group (16 persons)	937,267	3.4%

†	Addresses are furnished only for each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares.

(1)	Includes the following shares subject to stock options exercisable within 60 days after March 14, 2003: Mr. Brown — 62,902; Mr. Russell — 39,498; Mr. Robinson — 8,000; Mr. Holt — 8,000; Mr. Walden — 44,000; Mr. Foster — 28,333; Mr. Prillaman — 7,875; Mr. Thrash — 33,205; Mr. Keough — 15,000; Mr. Hance — 8,000; Mr. Rogers — 8,000; Mr. Love — 5,000; Mr. Clanin — 3,000; directors and executive officers as a group — 293,691.

(2)	The amount and nature of shares beneficially owned are based on a Schedule 13G filed with the Company on or about February 11, 2003. Goldman Sachs Asset Management is a separate business unit of The Goldman Sachs Group, Inc. Of the shares reported, Goldman Sachs Asset Management reports sole voting power over 1,579,232 shares and sole dispositive power over all 1,708,844.

(3)	The amount and nature of shares beneficially owned are based on a Schedule 13G filed with the Company on or about February 10, 2003. Dimensional Fund Advisors reports these shares based on its role as investment advisor or manager to certain investment companies, trusts and accounts, but disclaims beneficial ownership of all shares reported.

(4)	Includes 29,200 shares registered in the name of Mr. Brown’s wife.

(5)	Includes 46,890 shares registered in the name of Mr. Robinson’s wife.

(6)	Includes 148 shares held in Mr. Thrash’s wife’s Individual Retirement Account.

(7)	Includes 10,500 shares held in a family living trust over which Mr. Keough has shared voting and investment power.

(8)	Includes 2,000 shares held in a family partnership over which Mr. Hance has shared voting and investment power.

*	Denotes ownership of less than 1% of the Company’s Common Shares.

SHAREHOLDER RETURN

      Performance Graph. The following graph compares the cumulative total shareholder return on the Company’s Common Shares for the years 1998 through 2002 with (a) the cumulative total return of the S&P 400 Index and (b) the cumulative total return of the S&P Paper & Forest Products Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Common Shares, the S&P 400 Index and the S&P Paper & Forest Products Index on December 31, 1997 and assume the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CARAUSTAR INDUSTRIES, INC., S&P 400 INDEX &
S&P PAPER & FOREST PRODUCTS INDEX FOR THE YEARS 1998 THROUGH 2002

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Caraustar	100.00	85.46	73.98	30.64	23.14	31.66
S&P 400	100.00	117.68	133.39	155.01	152.48	128.92
S&P Paper & Forest Products Index	100.00	99.61	136.45	108.73	108.65	90.64

ELECTION OF DIRECTORS

      The Board of Directors currently consists of 9 members and is divided into 3 classes (I, II and III). Each newly elected class of directors will serve terms of three years. The term of office for incumbent Class II directors will expire at the 2003 Annual Meeting. The incumbent Class II directors, all of whom are nominated for election at the Annual Meeting, are Michael J. Keough, Bob M. Prillaman and Russell M. Robinson, II.

      It is intended that the persons named in the accompanying proxy appointment form will vote only for the three nominees for Class II director, except to the extent authority to so vote is withheld with respect to one or more nominees. Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted for the election of a substitute nominee selected by the persons named in the proxy appointment form.

      During 2002 the Board of Directors held 7 meetings and on 1 occasion acted by unanimous written consent.

      The Board of Directors maintains an Audit Committee, on which Messrs. Clanin (chairman), Hance, Holt and Rogers serve. The Audit Committee reviews the results and scope of the annual audit of the Company’s financial statements and the services provided by the Company’s independent accountants and oversees the Company’s accounting, auditing and financial reporting process generally on behalf of the Board of Directors. The Audit Committee met 7 times in 2002. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Public Accountants.”

      The Board of Directors also has a Compensation and Employee Benefits Committee, on which Messrs. Love, Holt and Rogers (chairman) serve. The Compensation and Employee Benefits Committee establishes and reviews the compensation criteria and policies of the Company, and administers the Company’s equity compensation plans. The Compensation and Employee Benefits Committee met 1 time in 2002.

      The Board of Directors also has a Nominating and Corporate Governance Committee, on which Messrs. Robinson (chairman), Hance and Holt serve. The Nominating and Corporate Governance Committee recommends nominees for election to the Board of Directors and advises on other matters of organizational structure and corporate governance. The Nominating and Corporate Governance Committee did not meet in 2002.

      Each director who is not an employee of the Company is being paid (in quarterly installments) an annual retainer fee of $20,000 for serving as a director. Our non-executive Chairman of the Board is paid an annual retainer fee of $55,000. Under the Company’s 1996 Director Equity Plan, half of these annual retainers are paid in Common Shares, and each such director receives an annual grant of options to purchase 1,000 Common Shares valued at the closing price of such shares on the last business day preceding the date of grant. The chairmen of the Audit Committee, Compensation and Employee Benefits Committee, the Nominating and Corporate Governance Committee and Executive Committee also receive an annual retainer fee of $3,500. Additionally, all directors who are not employees of the Company are paid a fee of $1,500 per meeting for attending meetings of the Board of Directors, $500 for participation in a telephonic Board meeting, $1,000 per committee meeting attended and $250 per committee meeting by telephone conference. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors.

      Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (with any management directors abstaining) makes nominations for director candidates as permitted by the Company’s bylaws. The Company’s bylaws prescribe the procedure a shareholder must follow to make nominations for director candidates, as described below under “Proposals for 2004 Annual Meeting of Shareholders.”

      Each continuing director and nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company and directorships in other publicly held companies are set forth below. None of the following nominees or directors is related (as first cousin or closer) by blood, marriage or adoption to any other nominee, director or person who may be deemed to be an executive officer of the Company.

CLASS I DIRECTORS

(Incumbents to serve until 2005 Annual Meeting)

      THOMAS V. BROWN (62), President and Chief Executive Officer, Caraustar Industries, Inc. Mr. Brown has served as President of the Company since January 1991 and as its Chief Executive Officer since October 1991. He has served as a director since April 1991. Prior to joining the Company, Mr. Brown served as the Vice President and General Manager, Industrial Packaging Division, of Jefferson Smurfit Corporation, a packaging company, from October 1986 through December 1990.

      RALPH M. HOLT, JR. (71), Chairman and Chief Executive Officer, Holt Hosiery Mills, Burlington, North Carolina, a hosiery manufacturer. Mr. Holt has been a director of the Company since April 1986, and has been the Chairman and Chief Executive Officer of Holt Hosiery Mills since 1967. Mr. Holt also serves as a director and Vice Chairman of Mid Carolina Bank in Burlington, North Carolina.

      DENNIS M. LOVE (47), President and Chief Executive Officer, Printpack Inc., Atlanta, Georgia, a manufacturer and converter of flexible packaging materials. Mr. Love was appointed a director in February 1999. Mr. Love also serves as a director of AGL Resources Inc.

CLASS II DIRECTORS

(Nominees for election to serve until 2006 Annual Meeting)

      MICHAEL J. KEOUGH (51), Senior Vice President and Chief Operating Officer, Caraustar Industries, Inc. Mr. Keough has been employed by the Company since March 4, 2002 and has served as a director since October 2002. Prior to joining the Company, Mr. Keough served as President and Chief Operating Officer of Gaylord Container Corporation in Deerfield, Illinois from April 2000 through March 1, 2002, and as Vice President of Container Operations of Gaylord Container from October 1993 through April 2000.

      BOB M. PRILLAMAN (70), Senior Vice President (Retired), Caraustar Industries, Inc. Mr. Prillaman served as Senior Vice President of the Company from 1980 until his retirement effective March 1, 1998 and has served as a director since 1980. Mr. Prillaman had been employed by the Company or its predecessors since 1969. Mr. Prillaman is also a director of United Community Bank.

      RUSSELL M. ROBINSON, II (71), Attorney at Law, Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, a law firm. Mr. Robinson has been engaged in the private practice of law since 1956 and is a shareholder and officer of the firm of Robinson, Bradshaw & Hinson, P.A. Mr. Robinson has been a director of the Company since December 1992, and has served as Chairman of the Board of Directors of the Company since April 1995. Mr. Robinson also serves as a director of Cadmus Communications Corporation. Robinson, Bradshaw & Hinson, P.A. is the Company’s principal outside legal counsel. The firm performed legal services for the Company during the last fiscal year, and it is anticipated that the firm will continue to do so during the current fiscal year.

CLASS III DIRECTORS

(Incumbents to serve until 2004 Annual Meeting)

      ROBERT J. CLANIN (59), Senior Vice President and Chief Financial Officer (Retired), United Parcel Service. Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service from 1994 until his retirement on January 1, 2001. Mr. Clanin has served as a director of United Parcel Service since 1996. Mr. Clanin also serves as a director of CP Ships Limited and the John H. Harland Company, and as Chairman of the Board of Directors of Overseas Partners Ltd.

      JAMES H. HANCE, JR. (58), Vice Chairman and Chief Financial Officer, Bank of America Corporation, Charlotte, North Carolina, a bank holding company. Mr. Hance has served as Vice Chairman and Chief Financial Officer of Bank of America Corporation (formerly NationsBank Corporation) since October 1993, and as Chief Financial Officer since August 1988. Prior to joining NationsBank Corporation (formerly NCNB Corporation) in March 1987, Mr. Hance, a certified public accountant, spent 17 years with the public accounting firm of Price Waterhouse in Philadelphia and Charlotte. Mr. Hance is also a director of Bank of America Corporation, EnPro Industries, Inc., Lance, Inc. and Summit Properties, Inc. Mr. Hance has been a director of the Company since November 1995.

      JAMES E. ROGERS (57), President, SCI Investors Inc., Richmond, Virginia, a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company. From 1991 to 1993, Mr. Rogers served as President and Chief Executive Officer of Specialty Coatings International, Inc., a manufacturer of specialty paper and film products. Prior to that time, Mr. Rogers was Senior Vice President, Group Executive of James River Corporation, a paper and packaging manufacturer. Mr. Rogers has been a director of the Company since November 1993. Mr. Rogers also serves as a director of Wellman, Inc., Owens & Minor, Inc., Chesapeake Corporation and Cadmus Communications Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company during the year ended December 31, 2002, all other Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners (the Company is aware of none) were complied with, except that one report on Form 4 with respect to a disposition of 891 Common Shares by Mr. Prillaman was filed late.

EXECUTIVE COMPENSATION

      Compensation Committee Report. The Company’s Compensation and Employee Benefits Committee (the “Compensation Committee”) considers and makes recommendations to the Board of Directors with respect to the compensation of the Chief Executive Officer, sets and adjusts salaries for the Company’s other officers, and administers the Company’s equity compensation plans. Set forth below is the Compensation Committee’s report on its actions and policies with regard to the compensation of Thomas V. Brown, the Company’s Chief Executive Officer, and the Company’s executive officers generally.

Compensation Policies

      The Compensation Committee’s policies with regard to senior officer compensation are (1) to pay appropriate base salaries based on reviews of base salaries paid to executives in comparable companies and evaluations of individual responsibilities and performance, (2) to provide long-term incentives and encourage investment in the Company’s shares by granting stock options and other stock-based awards, and (3) to tie compensation to Company performance through an annual incentive bonus plan. The Compensation Committee regularly reviews compensation paid to executives in other comparable companies and uses surveys produced by Hewitt Associates and the Forest Products Industry Compensation Association as its principal resources in this regard.

Base Salary

      Base salary is a primary component of the Company’s officer compensation arrangements. Executive officer salaries are administered by the Compensation Committee to ensure they remain competitive with those of companies of comparable revenues and similar industries. Based on the Company’s performance in 2001, the Compensation Committee did not grant any salary increases in 2002 to any of the Company’s executive officers, including Mr. Brown.

Long-Term Incentives

      The Compensation Committee believes that share ownership by executives is important to align the interests of executives with those of the shareholders. In addition to the Committee’s discretionary authority to issue stock options, the Company’s 1998 Key Employee Incentive Compensation Plan (the “1998 Incentive Plan”) has provided for the grant of stock option awards contingent upon the attainment of measurable, pre-established Company performance goals. The 1998 Incentive Plan expires by its terms in 2003 and has been terminated, but the Committee has approved a new Long-Term Equity Incentive Plan that will provide for future grants of stock options, as well as restricted stock, if it is approved by the shareholders.

      A total of 108 key employees were eligible to receive stock-based awards in 2002 under the 1998 Incentive Plan. The amount and mix of stock-based awards under the 1998 Incentive Plan depended on the extent to which the Company achieved targeted goals for operating profit in 2001. Because the Company failed to achieve its threshold target goals in 2001, no options were awarded under this formula. In order to provide a continuing long-term incentive to the Company’s key employees, the Committee deemed it appropriate to grant each of the key employee participants in the 1998 Incentive Plan, including the executive officers, options priced at 100% of fair market value on the date of grant. Option grants ranged from 3,000 to 7,000 options per participant. Mr. Brown received a grant of 7,000 options.

Annual Bonus

      The 1998 Incentive Plan provided for an annual bonus for 2002 contingent on Company performance. Approximately 108 executives were eligible for a bonus in 2002. Each year the Compensation Committee establishes a formula pursuant to which the amount of the bonuses for that year is to be determined, based on some measure or measures of Company performance. The bonus generally is payable in cash. For 2002, bonuses depended on the extent to which the Company achieved certain target levels of operating profit. Because the Company did not achieve its threshold target goals for 2002, due largely to unexpected market conditions beyond the control of management, including raw materials pricing, no bonuses were payable under the terms of the 1998 Incentive Plan. However, the Compensation Committee also considered the extent to which the Company achieved critical business objectives during the year, including increases in market share, increases in volume and integration of acquisitions. In balancing these factors, the Compensation Committee determined that an award of cash bonuses averaging 10% to key employees (including a 10% bonus award to Mr. Brown) was appropriate under the circumstances.

Corporate Tax Considerations

      Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to any of the Company’s chief executive officer or four other most highly compensated executive officers exceeds $1,000,000, unless such compensation qualifies as “performance-based.” Although the current cash compensation levels of the Company’s executives generally remain well below the $1,000,000 limit, the Compensation Committee considers the implications of Section 162(m), as well as other factors, in connection with the Company’s executive compensation plans.

COMPENSATION COMMITTEE:

James E. Rogers, Chairman
Ralph M. Holt, Jr.
Dennis M. Love

Compensation Committee Interlocks and Insider Participation

      During 2002, no member of the Compensation and Employee Benefits Committee was an employee or officer of the Company.

      Summary Compensation Table. The following table sets forth information concerning the compensation for the years ended December 31, 2000, 2001 and 2002 for those persons who were, at December 31, 2002, the chief executive officer of the Company and the Company’s four other most highly compensated executive officers, and for the Company’s former Chief Financial Officer (collectively, the “Named Officers”).

Summary Compensation Table

				Long-Term
		Annual Compensation(1)		Compensation Awards

				Restricted	Securities
				Stock	Underlying		All Other
Name and		Salary	Bonus	Awards	Options		Compensation
Principal Position	Year	($)	($)	($)	(#)		($)

Thomas V. Brown,	2002	$600,000	$60,000	— (2)	7,000	(3)	$6,614	(4)
President and Chief	2001	$594,500	$0	—	0		$6,000	(4)
Executive Officer	2000	$567,000	$0	$77,979 (5)	19,498	(6)	$6,600	(4)

Michael J. Keough(7)	2002	$375,000	$45,000	—	60,000	(3)	$1,114	(8)
Senior Vice President

James L. Walden,	2002	$352,394	$35,239	—	7,000	(3)	$5,864	(4)
Vice President	2001	$350,135	$0	—	4,897	(3)	$5,100	(9)
	2000	$336,173	$0	—	14,563	(10)	$4,966	(9)

Jimmy A. Russell,	2002	$316,701	$31,670	—	7,000	(3)	$5,500	(9)
Vice President	2001	$314,188	$0	—	4,359	(3)	$5,100	(9)
	2000	$299,120	$0	—	12,820	(10)	$4,851	(9)

John R. Foster,	2002	$242,713	$24,271	— (2)	7,000	(3)	$5,500	(9)
Vice President	2001	$240,787	$0	—	3,340	(3)	$5,100	(9)
	2000	$228,488	$0	—	9,650	(10)	$5,100	(9)

H. Lee Thrash, III(11)	2002	$261,510	$219,613	—	7,000	(3)	$5,500	(9)
	2001	$259,434	$0	—	3,599	(3)	$4,770	(9)
	2000	$246,057	$0	—	10,410	(10)	$4,180	(9)

(1)	Certain amounts may have been expended by the Company that may have had value as a perquisite or personal benefit to the Named Officers. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of any Named Officer for the fiscal year reported.

(2)	As of December 31, 2002, Mr. Brown held a total of 7,307 restricted Common Shares valued at $69,270, and Mr. Foster held a total of 947 restricted Common Shares valued at $8,978.

(3)	This amount represents traditional options priced at 100% of market value on the date of grant.

(4)	The reported amount includes the following employer matching contributions under the Company’s 401(k) plan: for Mr. Brown, $5,500 in 2002, $5,100 in 2001 and $5,100 in 2000; for Mr. Walden, $5,500 in 2002. The balance represents the portion of term life and travel accident insurance premiums paid by the Company for Mr. Brown and travel accident insurance premiums paid by the Company for Mr. Walden, in each case on terms not otherwise available to all salaried employees.

(5)	This amount represents the value of 4,726 shares acquired through the exercise of restricted share rights valued at $16.50 per share.

(6)	This amount consists of the following: (1) traditional options, priced at 100% of market value on date of grant, to purchase 6,450 shares; (2) performance options, priced at 120% of market value on date of grant, to purchase 6,322 shares; (3) restricted share rights to acquire 4,726 shares, which were elected in lieu of 50% of the Named Officer’s option entitlement; and (4) the right, exercisable for three years from the date of grant, to acquire 2,000 unrestricted Common Shares in the event that the closing price of the Company’s Common Shares equals or exceeds $30.00 for any period of five consecutive trading days.

(7)	Mr. Keough joined the Company as Senior Vice President and Chief Operating Officer in March 2002.

(8)	This amount represents the portion of term life and travel accident insurance premiums paid by the Company on terms not otherwise available to all salaried employees.

(9)	This amount represents employer matching contributions under the Company’s 401(k) plan.

(10)	Based on the extent to which the Company achieved performance goals under the 1998 Incentive Plan, 50.5% of the options were awarded as traditional options, priced at 100% of market value as of the date of grant, and 49.5% were awarded as performance options, priced at 120% of market value on the date of grant.

(11)	Mr. Thrash served as the Company’s Vice President and Chief Financial Officer until October 8, 2002, when he resigned this position (as well as his seat on the Board). Mr. Thrash is expected to remain in the Company’s employ until November 1, 2003.

      Option Grants Table. The following table sets forth certain information concerning grants of stock options to the Named Officers during the year ended December 31, 2002.

Option Grants in Last Fiscal Year

						Potential Realizable
						Value at Assumed
	Number of					Annual Rates of Stock
	Securities		# of Total			Price Appreciation for
	Underlying		Options Granted	Exercise or		Option Term
	Options Granted		to Employees in	Base Price	Expiration
Name	(#)		Fiscal Year	($/SH)	Date	5% ($)	10% ($)

Thomas V. Brown	7,000	(1)	1.19%	$7.05	2012	31,036	78,651

Michael J. Keough	60,000	(2)	10.20%	$8.65	2012	326,396	827,152

James L. Walden	7,000	(1)	1.19%	$7.05	2012	31,036	78,651

Jimmy A. Russell	7,000	(1)	1.19%	$7.05	2012	31,036	78,651

John R. Foster	7,000	(1)	1.19%	$7.05	2012	31,036	78,651

H. Lee Thrash, III	7,000	(1)	1.19%	$7.05	2012	31,036	78,651

(1)	These amounts represent the number of Common Shares underlying grants of options priced at 100% of market value on the date of grant. The options were granted under our 1998 Incentive Plan. Of each award, 25% vested on July 9, 2002, 25% vested on January 9, 2003 and 50% will vest on January 9, 2004.

(2)	This amount represents the number of Common Shares underlying a grant of options to Mr. Keough, in connection with his hiring, at 100% of market value on the date of grant. These options will vest in four equal installments, the first of which vested on March 4, 2003.

      Option Exercises and Year-End Value Table. The following table sets forth certain information concerning unexercised options held by the Named Officers as of December 31, 2002. No Named Officer exercised any options during the year ended December 31, 2002.

FY-End Option Value

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options at
	at FY-End (#)		FY-End ($) (1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas V. Brown	69,616	21,508	$4,253	$12,758

Michael J. Keough	0	60,000	$0	$49,800

James L. Walden	59,683	23,664	$4,253	$12,758

Jimmy A. Russell	38,251	21,235	$4,253	$12,758

John R. Foster	22,152	16,878	$4,253	$12,758

H. Lee Thrash, III	33,052	18,451	$4,253	$12,758

(1)	The fair market value used for computations in this column was $9.48, which was the closing market price of the Company’s Common Shares on December 31, 2002.

      Equity Compensation Plan Information. The table below contains information about the compensation plans and individual compensation arrangements that were in place as of December 31, 2002 under which we have equity securities authorized for issuance.

Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average	equity compensation plans
	outstanding options, warrants	exercise price of outstanding	(excluding securities
	and rights	options, warrants and rights	reflected in column (a))

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,081,788 (1)	$18.65	24,686 (2)

Equity compensation plans not approved by security holders	110,000 (3)	$8.54	N/A
Total

(1)	This amount represents (i) 349,319 Common Shares issuable upon the exercise of options outstanding under our 1993 Key Employees’ Share Ownership Plan, (ii) 42,000 Common Shares issuable upon the exercise of options outstanding under our 1996 Director Equity Plan and (iii) 1,690,469 Common Shares issuable upon the exercise of options under our 1998 Key Employee Incentive Compensation Plan.

(2)	There are no securities available for future issuance under the 1993 Key Employee Share Ownership Plan or 1998 Key Employee Incentive Compensation Plan, both of which have been terminated. An aggregate of 24,686 Common Shares are available for future issuance under the 1996 Director Equity Plan.

(3)	This amount represents Common Shares issuable upon the exercise of options granted to Mr. Keough and Ronald J. Domanico in March 2002 and October 2002, respectively, in connection with their hiring.

      As required by the letter agreement establishing the terms and conditions of Mr. Keough’s employment, the Company granted to Mr. Keough options to purchase 60,000 restricted Common Shares at an exercise price equal to the fair market value of the Common Shares on his date of hire, or $8.65. These options, which expire in 2012, are subject to vesting at a rate of 25% per year over a four-year period.

      Similarly, as required by the letter agreement establishing the terms and conditions of Ronald J. Domanico’s employment as the Company’s Vice President and Chief Financial Officer, the Company granted to Mr. Domanico options to purchase 50,000 restricted Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant, or $8.40. These options also expire in 2012 and are subject to vesting at a rate of 25% per year over a four-year period.

      Retirement Plans. Substantially all of the Company’s employees participate in a non-contributory defined benefit pension plan. The pension plan provides for retirement, disability and death benefits. Employees who retire at the normal retirement age of 65 and receive their benefits as a single life annuity are entitled to annual pension benefits generally equal to .75% of average annual compensation, multiplied by number of years of credited service. Average annual compensation is the highest average compensation received by an employee for any consecutive five-year period during the last 10 consecutive plan years of an employee’s participation in the plan. Average annual compensation is defined as an employee’s gross wages, excluding fringe benefits (salary and bonus columns of the Summary Compensation Table). Prior to April 1, 2000, when the annual benefit formula was changed to the formula described above, the annual benefit was calculated as follows: 1.35% times average annual compensation, multiplied by the number of years of credited service (not greater than 33 years), less .65% of final average annual compensation (defined as average annual compensation for the last three consecutive calendar years preceding retirement, up to the taxable wage base as established by the Social Security Administration) for each year of credited service at normal retirement date (not greater than 33 years). The new formula removed the offset to social security and the 33-year service cap for all salaried and non-bargained employees covered in the plan. Benefit accruals under the old formula through March 31, 2000 were frozen and participants age 50 with 10 or more years of service became entitled to receive the greater of the benefit provided under the old formula or the new formula.

      The Company also maintains a Supplemental Executive Retirement Plan, or SERP, which supplements the Company’s pension plan benefits by providing to certain highly compensated employees the additional retirement benefits to which they otherwise would be entitled under the Company’s pension plan in the absence of certain limitations imposed by the Internal Revenue Code. The additional benefits payable under the SERP will be based on the pension plan formula as in effect prior to April 1, 2000, but without regard to the taxable wage base established by the Social Security Administration or the 33-year maximum limit on credited years of service.

      The following table shows the estimated annual benefits payable upon retirement to employees participating in the Company’s non-contributory defined benefit pension plan and entitled to the greater of the benefit provided under the old formula or the new formula, as supplemented by the SERP, at specified compensation levels and years of service:

Combined Retirement Plans Estimated Annual Benefits

	Credited Years of Service
Average Annual
Compensation	10	15	20	25	30	35	40	45

$150,000	17,400	26,100	34,800	43,500	52,200	60,900	69,600	78,299

200,000	24,150	36,225	48,300	60,375	72,450	84,525	96,600	108,674

250,000	30,900	46,350	61,800	77,250	92,700	108,150	123,600	139,049

300,000	37,650	56,475	75,300	94,125	112,950	131,775	150,600	169,424

350,000	44,400	66,600	88,800	111,000	133,200	155,400	177,600	199,799

400,000	51,150	76,725	102,300	127,875	153,450	179,025	204,600	230,174

450,000	57,900	86,850	115,800	144,750	173,700	202,650	231,600	260,549

500,000	64,650	96,975	129,300	161,625	193,950	226,275	258,600	290,924

550,000	71,400	107,100	142,800	178,500	214,200	249,900	285,600	321,299

600,000	78,150	117,225	156,300	195,375	234,450	273,525	312,600	351,674

650,000	84,900	127,350	169,800	212,250	254,700	297,150	339,600	382,049

      At December 31, 2002, the estimated credited years of service and average annual compensation under the retirement plans for each of the Named Officers were as follows: Thomas V. Brown, 40 years and $642,392 (credited years of service include term of service with former employer in accordance with Mr. Brown’s employment agreement); Mr. Keough, 26 years (credited years of service include term of service in industry in accordance with Mr. Keough’s employment letter agreement) and $450,000; James L. Walden, 10 years and $378,941; Jimmy A. Russell, 28 years and $324,556; John R. Foster, 16 years (credited years of service include prior industry experience) and $229,249; and H. Lee Thrash, III, 19 years and $293,822.

      Employment Agreements. The Company entered into an employment agreement, effective January 1, 1991, with Thomas V. Brown. The employment agreement established Mr. Brown’s initial annual base salary at $350,000 and provides that subsequent increases in his base salary are to be determined by the Compensation and Employee Benefits Committee. Pursuant to the employment agreement, the Company granted to Mr. Brown options to purchase 120,000 Common Shares at $4.00 per share, which were to expire January 1, 2001, and which were subject to vesting at a rate of 20% per year over a five-year period. All of these options have been exercised. Also pursuant to the employment agreement, the Company has provided Mr. Brown with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, an annual $5,000 allowance for financial planning and tax preparation services and travel and accident insurance in the amount of $1,000,000.

      Mr. Brown’s employment agreement runs for an indefinite term, but may be terminated by the Company or Mr. Brown with or without cause upon 60 days’ prior notice. Certain terms of the agreement (i) providing for one year’s severance pay to Mr. Brown in the event of his termination by the Company without cause and (ii) prohibiting Mr. Brown from competing with the Company for one year following his voluntary termination of employment with the Company expired in 1996.

      The Company entered into an employment agreement with James L. Walden on January 25, 1993 to establish Mr. Walden’s compensation during the first year of his employment. Under the employment agreement, Mr. Walden’s base salary for his first year of employment was set at $250,000, with future increases to be determined by the Compensation and Employee Benefits Committee. The agreement also provided Mr. Walden with a guaranteed minimum bonus of 10% of his base salary for the first year and provided that Mr. Walden was eligible for immediate participation in the 1993 Key Employees’ Share Ownership Plan and the Company’s Incentive Bonus Plan. Pursuant to the employment agreement, the Company granted Mr. Walden options to purchase 20,000 shares of Common Stock at $17.75, the fair market value of such shares on the date of grant. These options expired on February 5, 2003 and are subject to vesting at a rate of 20% per year over a five-year period. Options for these 20,000 shares were fully vested as of February 5, 1998, and 4,000 were exercised before they expired. Under the agreement, the Company also has provided Mr. Walden with term life insurance in an amount equal two times his annual base salary, travel and accident insurance in the amount of $500,000, an annual $5,000 allowance for financial planning and tax preparation services and an allowance for local country club dues.

      On February 13, 2002, the Company entered into a letter agreement with Michael J. Keough setting forth certain terms and conditions of his employment. The letter agreement established Mr. Keough’s initial annual base salary at $450,000 and provides that subsequent increases in his base salary are to be determined by the Board. It also provides for an annual bonus for 2002 and 2003 at least equal to 10% and 20%, respectively, of Mr. Keough’s base salary. Pursuant to the letter agreement, the Company has provided Mr. Keough with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, a relocation allowance of $37,500, an annual allowance for financial planning services and immediate participation in the SERP with 25 years of credit for service in the industry (with the total benefit payable under the SERP to be offset by payments from qualified plans of prior employers). The Company also agreed in the letter agreement to nominate Mr. Keough to the Board and to make the grant of stock options described above.

      Mr. Keough’s employment under the letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provides that he will be entitled to a severance benefit equal to at least 12 months’ base salary and benefits.

      Change in Control Severance Agreements. The Company has a change in control severance agreement with each of the Named Officers and the Company’s other executive officers in order to ensure their continued service in the event of a change in control of the Company. Each of the agreements provides that the individual will receive a severance benefit upon the termination of his or her employment without cause, or voluntarily for good reason, within two years after a change in control. The severance benefit is equal to the lesser of (i) two years’ base salary or (ii) the highest amount that would not result in any “excess parachute payment” under federal tax laws. The individual will also receive the amount of any compensation he or she has previously earned, including compensation that has been deferred pursuant to a non-tax-qualified plan.

      In exchange for these benefits, each of the covered individuals has agreed not to voluntarily terminate employment with the Company between the date on which a change of control is announced and the date on which it is either consummated or abandoned.

      The agreements have no fixed expiration but can be cancelled by the Company upon one year’s notice.

      Resignation Agreement. The Company entered into a resignation agreement with H. Lee Thrash, III, effective October 8, 2002, in connection with his resignation as an executive officer and director of the Company. Under this agreement, Mr. Thrash will continue to be employed by and perform services for the Company, and the Company will continue to provide Mr. Thrash with the annual salary in effect for him immediately prior to his resignation ($261,510), until November 1, 2003. During this salary continuation period, he will also continue receiving many of the welfare and pension benefits to which he was previously entitled, except that he will not accrue vacation, participate in the SERP or receive the benefits of his change-in-control severance agreement with the Company. The welfare benefits will terminate, however, if he becomes covered by another employer’s group medical plan during the continuation period. The agreement provided for Mr. Thrash to receive a bonus for 2002 under the 1998 Incentive Plan (the amount awarded was 10% of his salary prior to October 8, 2002, or $19,631), as well as a special bonus of $200,000. In addition, the Company will pay the cost of Mr. Thrash’s health insurance continuation coverage under COBRA for up to 18 months after November 1, 2003, so long as Mr. Thrash remains eligible for the coverage.

APPROVAL OF LONG-TERM EQUITY INCENTIVE PLAN

      The following summary of the new Caraustar Industries, Inc. Long-Term Equity Incentive Plan is qualified in its entirety by reference to the text of the plan, a copy of which is attached as Appendix A to this proxy statement.

Purpose

      The Board has adopted our new Long-Term Equity Incentive Plan (the “New Incentive Plan”), to enhance alignment of the interests of participating key employees with the interests of the Company’s shareholders by rewarding participating key employees for improving our financial performance in a manner that is consistent with the creation of increased shareholder value. Awards under the New Incentive Plan may be in the form of Common Share purchase options, restricted Common Shares, or a combination of both.

Shares Available for Issuance

      An aggregate of 4,000,000 Common Shares are authorized for issuance under the New Incentive Plan. This aggregate number is subject to adjustment for stock splits, stock dividends, and selected other types of recapitalizations, including mergers. In calculating the maximum number of Common Shares issuable under the New Incentive Plan, the following rules will apply:

•	Shares granted outright as restricted stock or issued as a result of the exercise of stock options will reduce the number of shares issuable;

•	Shares subject to a stock option terminated without the issuance of common stock will again be available for issuance, but restricted stock that is forfeited will not again be available for issuance; and

•	Shares received by the Company in connection with the exercise of stock options or the payment of withholding taxes will again be available for issuance.

Term

      Plan awards may be made so long as authorized shares are available for issuance under the New Incentive Plan, but not later than May 7, 2013. All Plan awards made prior to the Annual Meeting will be contingent on shareholder approval of the New Incentive Plan. No awards have been made under the New Incentive Plan as of the date of this proxy statement.

Administration and Participants

      A committee of two or more non-employee directors, which initially will be the Compensation and Employee Benefits Committee of the Board, will administer the New Incentive Plan. The Committee will have full discretionary authority in interpreting the terms of the New Incentive Plan and of individual award agreements under the New Incentive Plan.

      Each year, the Chief Executive Officer will nominate key employees of the Company and its subsidiaries to participate in award programs under the New Incentive Plan for that year. In making nominations, the Chief Executive Officer will consider relevant factors, including each key employee’s functions, responsibilities and the value of the employee’s past and future services for the Company’s profitability and sound growth. The Committee will then select Plan participants from the nominated key employees. For 2003, the Chief Executive Officer has nominated, and the Committee has approved the participation of, 110 key employees.

Awards

      The Committee will grant awards under the New Incentive Plan in the form of either stock options or a combination of stock options and restricted stock. Awards will be granted periodically, but no participant will receive an award more than once in a 12-month period except in connection with his or her hiring.

      The Company currently intends that stock options will comprise up to (but not more than) 50% of each award granted to senior key managers who participate in the New Incentive Plan or to other participating key managers designated by the Committee, with performance accelerated restricted stock, or PARS, comprising the remainder of the awards to these participants. For awards granted to all other participants, there is no limit on the percentage of the awards that stock options may comprise.

      The Company also currently intends that each award will be stated as a percentage of the participant’s salary. For each award so stated, the number of options and shares of restricted stock a participant receives will be based on the closing price of the Common Shares on the day the award is made (or the next preceding trading day, if the Common Shares do not trade on the day the award is made). In 2003, the maximum award granted will be 25% of the participant’s salary, except that the maximum award granted to senior key managers and others specifically designated by the Committee may be 50%.

      The maximum number of Common Shares covered by awards granted under the New Incentive Plan to any participant in any calendar year is 100,000.

      Options. All stock options awarded under the New Incentive Plan will have an exercise price at least equal to the fair market value of the Common Shares on the date the options are granted. Options will have a vesting schedule of up to five years and a term of up to ten years, in each case as determined by the Committee in its discretion and set forth in the individual award agreements.

      The exercise price of an option may be paid in such consideration as the Committee may deem appropriate, including cash, Common Shares or a combination of cash and Common Shares. In addition, to the extent permitted by law, the Committee may permit a participant to elect to pay the option price upon the exercise of a stock option by authorizing a third party to sell Common Shares (or a sufficient portion of the shares) acquired upon exercise of the stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire option price and any tax withholding resulting from such exercise. In any case, the permitted methods of payment will be as set forth in the applicable individual award agreement.

      The New Incentive Plan expressly prohibits the repricing of outstanding options, including through the exchange of a new lower-priced option for an outstanding higher-priced option. However, the Committee may adjust the exercise price of outstanding options for stock splits, stock dividends, and selected other types of recapitalizations, including mergers.

      Restricted Stock. All Common Shares awarded as restricted stock under the New Incentive Plan will be forfeitable and nontransferable (subject to such exceptions as the Committee may determine) until they vest. Vesting will occur, and the transfer restrictions will lapse, on the date set by the Committee at the time of grant. This vesting date may be up to ten years after the date of grant. Restricted stock awards may also be subject to the attainment of performance goals, or to such other conditions as the Committee may determine at the time of grant.

      The Committee may make awards of restricted stock under the New Incentive Plan in the form of PARS. PARS will vest prior to their vesting date if the closing price of the Common Shares exceeds a specified threshold, or if another performance goal is met. The Committee will set this price threshold or performance goal for each PARS award at the time of grant.

      The performance goals that may be used under the New Incentive Plan in connection with grants of PARS or other restricted stock awards include economic profit, return on net assets, return on shareholders’ equity, return on assets, return on capital, earnings per share, net earnings, gross income, earnings growth, price per share, share appreciation and operating profit of the Company or any of its subsidiaries. The Committee will have sole discretion to determine whether performance goals have been met.

      The Committee may require that the Company retain possession of the certificates representing restricted stock with respect to which the transfer restrictions have not lapsed. Notwithstanding retention of the certificates by the Company, the participant in whose name any certificate is issued will have all rights of a shareholder of the Company, including dividend and voting rights.

Termination of Employment

      The Committee will determine the consequences to awards under the New Incentive Plan of a participant’s death, disability, retirement or other termination of employment. These consequences will be as set forth in the individual award agreements or as the Committee may otherwise determine.

Transferability of Awards

      A participant may transfer options awarded under the New Incentive Plan by will, the laws of descent and distribution or a qualified domestic relations order. In addition, at the discretion of the Committee, a participant may transfer options by gift or other transfer other than for value to any of the following:

•	the participant’s family member, as that term is defined in the New Incentive Plan;

•	a trust in which either the participant or the participant’s family members have more than 50% of the beneficial interest;

•	a foundation in which the participant or the participant’s family members control the management of assets; or

•	any other entity in which the participant or the participant’s family members own more than 50% of the voting interests.

      Except as the Committee otherwise determines, no PARS or other restricted stock may be transferred until their transfer restrictions lapse. Once the restrictions lapse, the stock will be freely transferable, subject to applicable securities laws.

Amendment and Termination of Plan

      The Committee may suspend or terminate the New Incentive Plan without notice. The Committee may also amend the New Incentive Plan, but may not, without shareholder approval, adopt any amendment that would require approval of the shareholders pursuant to Section 162(m) of the Internal Revenue Code (as it affects options awarded under the New Incentive Plan to “covered employees”). In addition, no amendment may impair the rights of participants with respect to awards that have already been granted under the New Incentive Plan without the participants’ prior written consent.

Other

      All awards under the New Incentive Plan that have not yet vested will vest fully and automatically upon a change of control of the Company. The New Incentive Plan defines a “change of control” as the occurrence of any of the following events:

•	A majority of the Board ceases to consist of a combination of incumbent directors and directors whose election or nomination was approved by at least two thirds of the incumbent directors then on the Board;

•	Any person becomes a beneficial owner of Company securities representing 25% or more of the combined voting power of the Company’s outstanding voting securities, subject to exceptions described in the New Incentive Plan;

•	The consummation of a merger, consolidation, share exchange or similar business combination that requires the approval of shareholders, subject to exceptions described in the New Incentive Plan; or

•	Action by the Company upon a plan of complete liquidation or dissolution, or to sell all or substantially all of the Company’s assets, in either case with the approval of shareholders.

      All awards under the New Incentive Plan are intended to qualify to the extent possible for exemption from the short-swing profit rules of Section 16 under the Securities Exchange Act of 1934.

Certain Federal Income Tax Consequences

      Certain tax consequences of the New Incentive Plan under current federal law are summarized in the following discussion. This discussion deals with the general tax principles applicable to the New Incentive Plan and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed and may vary depending on individual circumstances and from locality to locality.

      For federal income tax purposes, the recipient of stock options granted under the New Incentive Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of the options, the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. The optionee’s basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise.

      A participant to whom PARS or other restricted stock is awarded will not have taxable income upon the issuance of the stock, and the Company will not then be entitled to a deduction, unless the participant makes an election under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to transfer restrictions and to forfeiture to the Company, the participant will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at that time, less the purchase price, if any, the participant paid for the shares (subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as described below, with respect to PARS). If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price, and the Company will be entitled to a deduction in the same amount (again, with respect to PARS, subject to the limits of Section 162(m)).

      Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. It is the Company’s policy generally to design its compensation programs to conform to Section 162(m) so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” Awards of stock options under the New

Incentive Plan are intended to qualify as performance-based compensation under Section 162(m), as are awards of restricted stock that are contingent upon the attainment of performance goals. Shareholder approval of the New Incentive Plan is required for the awards to so qualify. The Company also intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the New Incentive Plan, and therefore expects that compensation paid to top executives through option awards and contingent restricted stock awards under the New Incentive Plan will be deductible.

      Awards of PARS, by contrast, will not qualify as “performance-based” compensation under Section 162(m), and the Company may therefore not be entitled to a full deduction, or even any deduction, upon the lapse of restrictions on PARS awarded to the executive officers to whom Section 162(m) applies.

      The Board unanimously recommends a vote for approval of the Long-Term Equity Incentive Plan.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Audit Committee Disclosure

      The Board of Directors maintains an Audit Committee comprised of four directors. The Board of Directors and the Audit Committee believe that all members of the Audit Committee are “independent directors” within the meaning of applicable NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of Consolidated Financial Statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and for expressing an opinion on the conformity of those audited financial statements to generally accepted accounting principles. Our responsibility is to monitor and review these processes.

      In this context, the Audit Committee has reviewed and discussed with management and Deloitte & Touche, LLP, the Company’s independent auditors, the audited financial statements as of and for the year ended December 31, 2002. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management. The Audit Committee also has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee:

Robert J. Clanin, Chairman
James H. Hance, Jr.
Ralph M. Holt, Jr.
James E. Rogers

Audit Fees

      Fees billed by Deloitte & Touche, LLP (“Deloitte & Touche”) for the audit of fiscal year 2002 and the review of Forms 10-Q were $488,000. In addition, Deloitte & Touche billed fees of $325,000 in 2002 for its re-audit of the Company’s 2001 financial statements.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      Fees billed for all other services rendered by Deloitte & Touche for the fiscal year ended December 31, 2002 were (1) $350,375 for audit-related services, (2) $21,200 for tax compliance and preparation fees and (3) $106,240 for all other services, for an aggregate of $477,815.

      Although Arthur Andersen LLP (“Andersen”), the Company’s former independent public accountants, did not bill audit fees or financial information systems design and implementation fees for fiscal year 2002, it billed fees for all other services for the fiscal year ended December 31, 2002 of (1) $45,000 for audit-related services, (2) $237,537 for tax compliance and preparation services and (3) $143,720 for all other services, for an aggregate of $421,257.

Information Regarding Former Accountants

      On April 2, 2002, the Board of Directors, upon the recommendation of the Audit Committee, decided to no longer engage Andersen as the Company’s independent public accountants and engaged Deloitte & Touche to serve as the Company’s independent public accountants for the year ended December 31, 2002.

      Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through April 2, 2002, there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The Company provided Andersen with a copy of the foregoing disclosures and, in response thereto, Andersen has furnished the Company with a letter, dated April 3, 2002, addressed to the Securities and Exchange Commission, stating its agreement with such statements.

      During the years ended December 31, 2001 and 2000 and through April 2, 2002, the Company did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Appointment Of Independent Public Accountants

      The Board, upon the recommendation of the Audit Committee, has approved the selection of Deloitte & Touche as independent public accountants to examine the books of the Company and its subsidiaries for the current year and to report on the consolidated financial statements of the Company and its subsidiaries. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

      Approval of the proposal requires the affirmative vote of a majority of the Common Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

      The Board unanimously recommends a vote for ratification of the selection of Deloitte & Touche as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

PROPOSALS FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

      Shareholders who intend to present proposals at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 6, 2003 in order to be considered for inclusion in the Company’s proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Shares, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, the Company’s bylaws prescribe procedures a shareholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Shareholder nominations for director will be considered at an annual meeting or any other meeting at which an election is to be held if the shareholder delivers to the Secretary of the Company, not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting at which such election is to be held, a notice setting forth the information specified in Section 3 of Article III of the Company’s bylaws. Other shareholder proposals will be considered at an annual meeting if the shareholder delivers to the Secretary of the Company at its principal executive office, no less than 60 nor more than 90 days prior to the meeting, a written notice setting forth the information specified in Section 15 of Article III of the Company’s bylaws. Notwithstanding the limitations described in the preceding sentence, in the event the Company’s annual meeting is held on a date other than the second Wednesday in May, and public disclosure of the date of the annual meeting is made less than 70 days prior to the meeting date, a shareholder’s notice of proposed business will be considered timely if received by the Company no later than the tenth day following the date of public disclosure of the meeting date. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary at 3100 Joe Jerkins Boulevard, Austell, Georgia, 30106.

OTHER MATTERS

      The Board is not aware of any other matters that may be presented for action at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted by the persons named in the form in accordance with their best judgment.

      You are cordially invited to attend this year’s meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy appointment form, which will, of course, be returned to you at the meeting if you are present and so request.

Russell M. Robinson, II
Chairman of the Board

Thomas V. Brown
President and Chief Executive Officer

APPENDIX A

CARAUSTAR INDUSTRIES, INC.

2003 LONG-TERM EQUITY INCENTIVE PLAN

      1.     Purpose. The purpose of this Plan is to enhance alignment of the interests of selected employees of Caraustar Industries, Inc. (the “Company”) with the interests of our shareholders by rewarding the participating employees for improving our financial performance in a manner that is consistent with the creation of increased shareholder value. In furtherance of this objective, awards in the form of common stock purchase options or restricted common stock, or a combination of both, may be granted in accordance with the provisions of this Plan.

      2.     Effective Date and Term. Subject to the approval of the shareholders of the Company at the Company’s 2003 annual shareholders’ meeting, the Plan shall be effective as of May 7, 2003. This Plan shall remain in effect as long as any awards under it are outstanding, provided that no such awards may be made after May 7, 2013.

      3.     Administration. This Plan is to be administered by a committee of the Board of Directors of the Company designated by the Board (the “Committee”), initially the Compensation and Employee Benefits Committee. The Committee shall consist of at least two members who are not employees of the Company or any corporation of which the Company owns 50% or more of the voting stock (each, a “Subsidiary”). Each member of the Committee should, to the extent practicable, qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision) and as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor provision); provided, however, that no award under this Plan shall be invalidated by reason of one or more members of the Committee not so qualifying.

      The Committee may delegate to any member of the Committee, the Chief Executive Officer or any other senior officer of the Company the authority to make awards under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may make awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers, other than the power to grant awards, to any one or more of its members and may delegate all or any part of such responsibilities and powers to any person or persons selected by it. The Committee may revoke any such allocation or delegation at any time.

      The Committee shall have full discretion, power and authority to make awards under this Plan and to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties.

      4.     Shares Available For This Plan. Subject to Section 14, a maximum of 4,000,000 shares of common stock of the Company (“Common Stock”) shall be available for delivery pursuant to awards made under this Plan.

      For purposes of calculating the number of shares of Common Stock available for delivery under this Plan, where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award.

      Any shares subject to stock options granted under this Plan that are not issued or otherwise are returned to the Company, whether because awards have been forfeited, lapsed, expired, been canceled, withheld to satisfy withholding tax obligations or otherwise, shall again be available for other awards under this Plan.

      If the exercise price of any stock option granted under this Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan.

      Any shares of Common Stock subject to an award of restricted stock under this Plan that are not issued or otherwise are returned to the Company because such shares have been forfeited shall not again be available for other awards under this Plan.

      5.     Limitation On Awards. Subject to Section 14, (i) no individual employee may receive awards of options pursuant to this Plan with respect to more than 100,000 shares of Common Stock in any calendar year and (ii) no participant may receive a grant of awards hereunder more than once in any 12-month period unless the first such grant is made in connection with his or her hiring by the Company or a Subsidiary.

      6.     Eligibility. Awards under this Plan may be made to any salaried, full-time key executive or operating or staff manager of the Company or any Subsidiary, and to any other salaried, full-time employee of the Company or any Subsidiary who is a significant contributor to the Company’s financial success. The Chief Executive Officer shall nominate eligible employees for participation in this Plan each year, and the Committee shall then select the persons to receive awards under this Plan during that year from the employees so nominated.

      7.     Stock Option Awards. The Committee may from time to time grant to eligible employees awards under this Plan in the form of options to purchase shares of Common Stock, at a price per share (the “Option Price”) not less than 100% of the fair market value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock), subject to the conditions set forth in this Plan.

      At the time of each grant of a stock option under this Plan, the Committee shall fix the vesting schedule for such grant, which shall not exceed 5 years, and the time period during which the option may be exercised, which shall not exceed 10 years. The Committee shall also have the authority in its discretion, subject to applicable law and regulations, to specify all other terms and conditions relating to stock options granted under this Plan, including without limitation provisions for the exercise of options in installments, and in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the employee, valued at the fair market value on the date of exercise, or other acceptable forms of consideration equal in value to the Option Price. The Committee may, in its discretion, impose rules or conditions with respect to utilization of Common Stock for all or part of the Option Price, including limitations on the pyramiding of shares.

      The Committee may not reduce the Option Price of any stock option grant after it is made, except in connection with a Corporate Reorganization (as defined in Section 14), nor may the Committee agree to exchange a new lower-priced option for an outstanding higher-priced option.

      8.     Restricted Share Awards. The Committee may from time to time grant to eligible employees awards under this Plan in the form of shares of restricted common stock that are subject to a risk of forfeiture, restrictions on transfer and such other conditions, if any, as the Committee may establish, including continued service with the Company or its Subsidiaries or the attainment of Performance Objectives (as defined in Section 9). These restricted stock awards may be in the form of shares of performance accelerated restricted stock, or “PARS.” PARS are shares of restricted stock the restrictions on which are set to lapse on a specified date, but will lapse on an accelerated basis if specified Performance Objectives are met prior to such date.

      At the time of each grant of restricted stock awards (including PARS) under this Plan, the Committee shall set the terms and conditions of the awards, including the applicable restrictions, the date on which the restrictions and risk of forfeiture will lapse, which shall not be later than 10 years after the date of grant, and any Performance Objectives upon the attainment of which the awards are contingent or the restrictions will lapse. PARS for which Performance Objectives are not achieved will remain outstanding, with risks of forfeiture and other restrictions to lapse in accordance with the original terms of such PARS.

      9.     Performance Objectives. The performance objectives that may be used under this Plan (the “Performance Objectives”) in connection with grants of PARS or other restricted stock awards include economic profit, return on net assets, return on shareholders’ equity, return on assets, return on capital, earnings per share, net earnings, gross income, earnings growth, price per share, share appreciation and operating profit of the Company or any of its Subsidiaries. The Committee shall have sole discretion to determine whether Performance Objectives have been met.

      10.     Deferred Awards. The Committee may permit recipients of awards to elect to defer receipt of such awards under such terms and conditions as the Committee may prescribe. The Committee may authorize the Company to establish various trusts or make other arrangements with respect to any deferred awards.

      11.     Fair Market Value. For all purposes of this Plan, the fair market value of a share of Common Stock as of a certain date shall be the closing sale price of the Common Stock on the next preceding date on which a sale occurred on the principal exchange or market on which the Common Stock is then listed or admitted to trading.

      12.     Change in Employment Status. The Committee may make such provisions as it in its sole discretion may deem appropriate with respect to the effect, if any, the termination of employment will have on any grants or awards under this Plan. The Committee may also make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any leave of absence taken by an employee or any other change in employment status, such as a change from full-time employment to a consulting relationship, of an employee relative to any grant or award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence or other change in employment status shall constitute a termination of employment and (ii) the impact, if any, of any such leave of absence or other change in employment status on awards under this Plan theretofore made to the employee.

      13.     Assignability. Except as otherwise provided by the Committee, stock options granted under this Plan shall not be transferable by the grantee other than by will, the laws of descent and distribution or a qualified domestic relations order. The Committee in its discretion may allow a participant to transfer options granted under the Plan by gift or other transfer other than for value to any of the following:

(i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the participant, including in case adoptive relationships (each, a “Family Member”);

(ii) a trust in which either the participant or the participant’s Family Members have more than 50% of the beneficial interest;

(iii) a foundation in which the participant or the participant’s Family Members control the management of assets; or

(iv) any other entity in which the participant or the participant’s Family Members own more than 50% of the voting interests.

Except as the Committee otherwise determines, no PARS or other shares of restricted stock may be transferred until their transfer restrictions lapse.

      14.     Corporate Reorganization. In the event of any change in corporate capitalization (including a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of the Company (a “Corporate Reorganization”), the Committee or the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under this Plan, in the maximum limitation on the number of awards that may be granted to any participant, in the number and kind of shares or other consideration subject to outstanding awards, in the Option Price of shares subject to outstanding stock options and in the Performance Objectives applicable to outstanding PARS and other restricted stock, and such other equitable substitutions or adjustments, as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award shall always be a whole number.

      15.     Committee’s Determinations. The Committee’s determinations under this Plan, including without limitation its determinations regarding the employees to receive awards or grants, the form, amount and timing of such awards or grants, the terms and provisions of such awards or grants and the agreements evidencing the same, need not be uniform and may be made by the Committee selectively among employees who receive or are eligible to receive awards or grants under this Plan whether or not such employees are similarly situated. The Committee may, with the consent of the participant, modify any determination it previously made.

      16.     Withholding Taxes. The Committee or its designee shall have the right to determine the amount of any federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of Common Stock or other amounts which would otherwise be payable under this Plan.

      17.     Retention Of Shares. Shares of restricted stock awarded under this Plan may be registered in the employees’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the employees, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular awards.

      18.     Dividends And Voting. The Committee may permit each participant who holds restricted stock awarded under this Plan to receive or accrue dividends and other distributions made with respect to such stock under such terms and conditions as in its discretion it deems appropriate. The Committee may also permit the participant to vote or execute proxies with respect to such shares under such terms and conditions as in its discretion it deems appropriate.

      19.     Continued Employment. Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any employee the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of such employee.

      20.     Change In Control. For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(a) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds ( 2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that such event shall not be deemed to be a Change in Control by virtue of any acquisition of Company Voting Securities (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to any Business Combination (as defined below) that satisfies each of clauses (i), (ii) and (iii) of Section 20(c), or (v) pursuant to or in connection with a transaction (other than a Business Combination) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that such transaction does not constitute a Change in Control under this Section 20(b);

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or for an issuance of securities in or in connection with the transaction (a “Business Combination”), unless immediately following such Business Combination (i) more than 50% of the total voting power of the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) or, if there is no Parent Corporation, the corporation resulting from such Business Combination (the “Surviving Corporation”), is represented by Company

Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan or related trust sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(d) the Company acts upon a plan of complete liquidation or dissolution of the Company approved by the shareholders of the Company or effects a sale of all or substantially all of the Company’s assets approved by the shareholders of the Company.

      Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of an acquisition or a series of acquisitions of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; however, if such person thereafter becomes the beneficial owner of additional Company Voting Securities that increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then be deemed to occur.

      21.     Effect Of Change In Control. In the event of a Change in Control, all outstanding options granted under the Plan shall become immediately exercisable and the risk of forfeiture and other restrictions on all shares of outstanding restricted stock shall immediately lapse. Notwithstanding the foregoing, a Change of Control shall have no effect on options or restricted stock awarded to a Plan participant if the Change of Control consisted of or resulted from the acquisition of beneficial ownership of 25% or more of the Company Voting Securities by such Plan participant, any group of persons including such Plan participant or any entity controlled by such Plan participant or by any group of persons including such Plan participant.

      22.     Compliance With Laws And Regulations. Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.

      23.     Amendment and Termination. The Board of Directors of the Company may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that (i) no such action shall adversely affect any rights or obligations with respect to awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules, (ii) no amendment that has the effect of increasing the number of shares subject to this Plan shall be made without the approval of the Company’s shareholders, (iii) the last paragraph of Section 7 (prohibiting option repricing) shall not be amended without the approval of the Company’s shareholders and (iv) adjustments pursuant to Section 14 shall not be subject to clauses (i), (ii) or (iii) of this Section 23.

REVOCABLE APPOINTMENT OF PROXY	CARAUSTAR INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2003

THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS.

     The undersigned hereby constitutes and appoints Russell M. Robinson, II and Thomas V. Brown as Proxies with full power of substitution to act and vote for and on behalf of the undersigned, as designated below, all the common shares of Caraustar Industries, Inc. (the “Company”) held of record by the undersigned on March 14, 2003, at the annual meeting of shareholders to be held at the Marietta Conference Center and Resort, 500 Powder Springs St., Marietta, Georgia on May 7, 2003 or any adjournment thereof.

     THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR THE PROPOSALS UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE THE PROXIES WILL VOTE AS DIRECTED.

(Continued and to be dated and signed on the reverse side.)

CARAUSTAR INDUSTRIES, INC. P.O. BOX 11126 NEW YORK, N.Y. 10203-0126

– DETACH PROXY CARD HERE –

[ ]	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.				[X] VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

	1.	ELECTION OF THREE CLASS I DIRECTORS							For	Against	Abstain

	FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	(*) EXCEPTIONS	[ ]	2.	PROPOSAL TO APPROVE THE COMPANY’S LONG-TERM EQUITY INCENTIVE PLAN.	[ ]	[ ]	[ ]

							3.	PROPOSAL TO RATIFY THE BOARD OF DIRECTORS’ SELECTION OF DELOITTE & TOUCHE LLP as the Company’s independent public accountants.	[ ]	[ ]	[ ]

							4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Nominees:	Michael J. Keough; Bob M. Prillaman;
Russell M. Robinson, II
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

(*) Exceptions ____________________________	To change your address, please mark this box. [ ]

SCAN LINE

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all Appointments of Proxy heretofore given by the undersigned.

Please sign exactly as name appears on card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Date	Share Owner sign here	Co-Owner sign here